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Novell, Inc.

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Dear [Novell Shareholder]:
As you may know, Risk Metrics Group has recently issued an ISS Governance report on Novell, Inc. in which it recommends that Novell shareholders vote against Mr. James D. Robinson, III as a member of Novell’s Board of Directors. The sole reason for its recommendation is that Mr. Robinson attended 71% of the Novell Board meetings during fiscal year 2007, just shy of the 75% threshold. Notwithstanding that report, Novell management and the Board of Directors recommend that shareholders vote in favor of Mr. Robinson’s re-election to the Board.
Mr. Robinson has been a valued member of Novell’s Board of Directors since 2001 and is highly regarded by his fellow Directors, members of Novell management, and the business community at large. This is the first year since becoming a Novell Director in 2001 that Mr. Robinson failed to attend at least 75% of the Board and Committee meetings. Moreover, Mr. Robinson would have reached the 75% threshold in fiscal 2007 had he attended just one additional meeting, and, in this regard, it should be noted that Mr. Robinson frequently participates in the meetings of Committees on which he does not formally serve, providing valuable insight and guidance. In relation to meetings he did not attend, he was in communication with the Chairman to express his feelings on matters before the Board. Furthermore, Mr. Robinson attended all of the regularly scheduled, in-person Board meetings. Those he missed were Board meetings held by telephone, which in some cases were called on relatively short notice.
Accordingly, in light of the significant contributions Mr. Robinson has made to Novell since 2001 and his exemplary track record, management and the Board of Directors strongly recommend that you vote FOR Mr. Robinson.

Sincerely yours,
/s/ Dana C. Russell
Dana C. Russell
Senior Vice President and Chief Financial Officer